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Exhibit 3.28

        [English Translation]

ARTICLES OF ASSOCIATION

CHAPTER I
NAME, PURPOSE, REGISTERED OFFICES AND DURATION OF THE COMPANY

ARTICLE 1.

        A limited liability company is hereby founded that will be governed by these Articles of Association and, in anything that is not envisaged herein or mandatory, by the Limited Liability Companies Law and other applicable legal provisions.

        The company will be called HUNTSMAN ADVANCED MATERIALS (SPAIN), S.L.

ARTICLE 2.

        The purpose of the Company is the manufacture and preparation, purchase-sale, distribution, importation and exportation of all types of chemical products as well as plastic, resin and polymer materials; the exploitation of patents, trademarks and other forms of industrial property related thereto. Such activities may be undertaken by the Company, totally or partially as well as directly or indirectly, by means of the ownership of shares or participations in Companies with similar or identical corporate purposes.

ARTICLE 3.

        The corporate purpose excludes all activities for which the Law requires special requirements that are not fulfilled by this Company.

        If legal provisions require any professional title or administrative authorization or inscription in Public Registers for the exercise of any of the activities included in the corporate purpose, such activities should be undertaken by the person that holds such professional certification and, where appropriate, may not commence until the administrative requirements have been fulfilled.

ARTICLE 4.

        The duration of the Company is indefinite and it will commence operations on the day of the execution of the deed of incorporation.

ARTICLE 5.

        The date for the closing of the financial year will be December 31 each year.

ARTICLE 6.

        The Company's registered offices are established in Barcelona at calle Balmes, 117.

        Such registered offices may be transferred, within the same municipality, by resolution of Company Management. Likewise any branches, agencies or offices that are necessary or advisable for the development of the corporate activity may be created, eliminated or transferred, both in Spain as well as abroad. The change of registered offices to another municipality will always require the resolution of the Company's General Meeting.

ARTICLE 7.

        The share capital is THREE THOUSAND TEN EUROS (3,010 Euros). The share capital is divided into five hundred participations with a face value of 6.02 Euros each one, correlatively numbered from 1 through 500 inclusive.

        The participations are accumulable and indivisible and may not be incorporated into negotiable securities or referred to as shares.

        The share capital is subscribed and paid up in its entirety.

CHAPTER II
SOLESHAREHOLDERSHIP NATURE OF THE COMPANY

ARTICLE 8.

        In the event that the Company only has one shareholder, it will indicate such circumstance in the public deed to be filed in the Mercantile Register, indicating the identity of the shareholder. The loss of such status or the change of the sole shareholder as a result of the transfer of one or all of the participations will likewise be indicated in a public deed to be filed in the Mercantile Register.

        While the Company has one shareholder, the Company will make express mention of such condition in all of its documentation, correspondence, order forms and invoices, as well as in any announcements that must be published by legal or statutory requirement.

        Any agreements executed between the sole shareholder and the Company will be recorded in a register book that the Company should validate. Likewise the Annual Report will make express and individualized mention of these agreements, with an indication of the nature and conditions thereof.

        In the event that the Company has one shareholder, its sole shareholder will exercise the authority of the General Meeting, in which case its decisions will be recorded in minutes, under its signature or that of its representative, which may be formalized by the sole shareholder itself or by the directors of the Company.

CHAPTER III
TRANSFER OF THE PARTICIPATIONS

ARTICLE 9.

        The participations shall be governed by the provisions of the Limited Liability Companies Law.

        The transfer of the participations and the creation of a pledge over its participations should be executed in a public document. The creation of any other in rem rights should be recorded in a Public Deed ("escritura pública").

        The rights may be exercised vis-à-vis the Company as soon as the latter becomes aware of the transfer or creation of the in rem right.

        The Company will maintain a Registry Book of Shareholders that may be examined by any shareholder and from which shareholders may obtain certificates of the rights recorded in their names. The sole title of ownership will be the deed of incorporation or those other public documents that, according to the case, accredit subsequent acquisitions. In no case will certificates from the Registry Book of Shareholders replace the corresponding public document.

ARTICLE 10.

        The transfer of the participations will be governed by the provisions of article 28 and subsequent of the Law. Consequently, the voluntary transfer of participations among shareholders, or in favor of companies belonging to the same group shall be free.

ARTICLE 11.

        In the event of an usufruct of participations, the ownership of the participations remains with the shareholder but the beneficiary will in all cases have the right to the dividends resolved by the Company during the usufruct. In the event of pledge, the exercise of the shareholder rights will correspond to the owner.

CHAPTER IV
MANAGEMENT BODY

ARTICLE 12.

        The company boards are the General Meeting and the Directors and, in anything not envisaged in these Articles, these will be governed by the contents of sections 43 and subsequent of the Law.

ARTICLE 13. GENERAL MEETING

        The shareholders assembled in a General Meeting will decide by legal majority on those matters characteristic of the authority of the General Meeting.

        General Meetings may be Ordinary and Extraordinary.

  A)
  Ordinary General Meeting:

  The Ordinary General Meeting should take place within the first six months of each year, to reflect upon corporate management, approve, where appropriate, the accounts from the preceding year and resolve upon the application of results, with the ability to also deal with any other point indicated on the agenda.

  If the directors do not call the Ordinary General Meeting within the indicated period, it may be called by the Judge of First Instance that corresponds to the registered offices at the request of any shareholders, following an audience with the directors.

  B)
  Extraordinary General Meeting

  The Extraordinary General Meeting is any other that is not the ordinary, annual one.

  The directors may call an Extraordinary General Meeting providing that they deem it advisable for company interests. They should likewise call it when shareholders representing at least five percent of the share capital so request it, in which case the request should indicate those matters that they wish to address. In this case, the Meeting should be called to take place within one month of the date of the appropriate notarial summons to the directors, who shall necessarily include the matters that were the object of such request in the agenda.

  If the directors fail to appropriately heed such request, the Meeting may be called by the Judge of First Instance corresponding to the registered offices, if requested by at least five percent of the share capital, following an audience with the directors.

ARTICLE 14. CALL

        The General Meeting will be called by the Directors or trustees, where appropriate, by means of the individual and written notice of the announcement to all shareholders at the addresses listed in the Registry Book of Shareholders, by any means of communication that ensures the reception thereof.

ARTICLE 15. ATTENDANCE AND REPRESENTATION

        All shareholders have the right to attend the General Meeting personally or represented by another person, whether a shareholder or otherwise. The representation will include the entirety of the represented party's participations, should be conferred in writing and, if it is not recorded in a public document, should be special for each Meeting.

ARTICLE 16. COMPANY MANAGEMENT

        The General Meeting will entrust Company Management to a Sole Agent or several Directors, who will act jointly and severally.

ARTICLE 17.

        It is not necessary to be a shareholder in order to appointed Director. The appointment of Directors will take effect as of the moment of acceptance.

ARTICLE 18.

        The Directors will exercise their posts indefinitely, and may be terminated in their posts by the General Meeting even though such termination is not listed on the Agenda.

ARTICLE 19.

        The representation of the Company in court and out corresponds to the Directors, and will extend to all those acts included in the corporate purpose with the ability to exercise, among others and without limitation, any of the faculties listed below for illustrative purposes and not limited thereto:

a)
To buy, dispose of, transfer, encumber all types of personal goods and real estate and to establish, accept, modify and terminate all types of personal and real rights, including mortgages.

b)
To execute all types of acts, agreements or legal transactions, with the pacts, clauses and conditions that they deem appropriate to establish; to compromise and agree to arbitration; to take part in tenders and bids, make proposals and accept awards. To acquire, encumber and transfer by any title and, in general, to perform any transactions on shares, paticipations, debentures or other titles or securities, as well as to perform acts resulting in participations in other companies, either by taking part in the incorporation thereof or by subscribing shares or participations in capital increases and other security issuances.

c)
To manage personal property and real estate; to make building, story and demarcation declarations, boundaries, material divisions, mortgage modifications, to fix, modify and terminate leases and any other use and occupancy assignments.

d)
To draw, accept, endorse, intervene and note drafts and other trade bill documents.

e)
To take money on loan or credit, to recognize debts and credits.

f)
To dispose of, follow, open and close accounts, deposits and any type of bank transactions, including credit, in any type of Credit and Savings Institutions, Banks and even the Bank of Spain and other Banks, Institutions and Official Authorities, doing everything that is permitted by legislation and banking practices.

g)
To execute employment, transportation and business premise transfer agreements; to withdraw and send merchandise, deliveries and remittances.

h)
To appear before all types of Courts and Tribunals of any jurisdiction and before all types of Public Authorities, in any capacity, and in all types of hearings and proceedings; to file appeals, even before the Supreme Court, for judicial review or annulment, to ratify written documents and to abandon proceedings, whether directly or via Attorneys and Procurators, to whom the appropriate powers may be conferred.

i)
To direct the commercial organization of the Company and its businesses, appointing and terminating employees and representatives.

j)
To execute and sign all types of public and private documents; to withdraw and collect any quantity or funds from any Public or private Institution, signing acquittances or receipts, invoices and orders of payment.

k)
To grant, modify and withdraw all types of powers.

ARTICLE 20.

        The post of director is gratuitous.

ARTICLE 21.

        The position of Director in this Company is perfectly compatible with a managerial position therein, regardless of the functions thereof, with the performance of the latter to be remunerated as established contractually.

CHAPTER V
SEPARATION AND EXCLUSION OF SHAREHOLDER

ARTICLE 22.

        The shareholder will have the right to separate from the Company and may be excluded therefrom by resolution of the General Meeting, for the causes and in the manner envisaged in section 95 and subsequent of the Law.

CHAPTER VI
DISSOLUTION AND WINDING UP

ARTICLE 23.

        The Company will dissolve and wind up for the causes and in accordance with the system established in section 104 and subsequent of the Law.

ARTICLE 24.

        Upon the dissolution the Directors will become trustees, unless the General Meeting appoints others when it resolves to dissolve.

        The trustees will exercise the position for an indefinite period. If the final wind-up balance sheet has not been submitted to the approval of the General Meeting within three years of the opening of the wind-up process, any shareholder or person with legitimate interest may petition the Judge of First Instance that corresponds to the registered offices to terminate the trustees as set forth by Law.

ARTICLE 25.

        The portion of the wind-up that corresponds to each shareholder will be proportional to his stake in the share capital.

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ARTICLES OF ASSOCIATION